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                                                                   EXHIBIT 5.A


                                                                 EXECUTION COPY

                    AMENDMENT A TO THE TRANSACTION AGREEMENT

     AMENDMENT A dated November 29, 2002 by and among Louise T. Blouin MacBain ("LTBM"), Rothschild Trust Guernsey Limited (the "LTBM TRUSTEES"), as trustees of the Leo Trust (the "LTBM TRUST"), John H. MacBain ("JHM") and Codan Trust Company Limited (the "JHM TRUSTEES"), as trustees of The JACTMAC Media Trust (the "JHM TRUST"), amending the Transaction Agreement dated October 30, 2002 by and among LTBM, the LTBM Trustees, JHM and the JHM Trustees (the "TRANSACTION AGREEMENT").

                              W I T N E S S E T H :

     WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning given to them in the Transaction Agreement;

     WHEREAS, LTBM, the LTBM Trustees, JHM and the JHM Trustees wish to amend the Transaction Agreement to allow for the sale on November 29, 2002 of all of the remaining 2,466,402 LTBM Released Shares at a price of Euro 7.80 per Share in cash (less one-half of the fees of CAL FP (as defined below) which half is in the amount of Euro 325,000 in the aggregate);

     WHEREAS, LTBM, the LTBM Trustees, JHM and the JHM Trustees also are agreeing to certain other matters set forth herein;

     WHEREAS, because the LTBM Trustees are entering into this Amendment A solely in their capacity as trustees of the LTBM Trust, all references herein to the "LTBM TRUSTEES" shall be understood to refer to the LTBM Trustees, acting solely in their capacity as trustees on behalf of the LTBM Trust, and not in any other capacity;

     WHEREAS, because the JHM Trustees are entering into this Amendment A solely in their capacity as trustees of the JHM Trust, all references herein to the "JHM TRUSTEES" shall be understood to refer to the JHM Trustees, acting solely in their capacity as trustees on behalf of the JHM Trust, and not in any other capacity; and

     NOW, THEREFORE, for good and valuable consideration (including the mutual covenants made herein), the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. AMENDMENTS TO THE TRANSACTION AGREEMENT FOR TRANSACTIONS OCCURRING ON NOVEMBER 29, 2002 AND CONSEQUENCES THEREOF. Notwithstanding anything to the contrary set forth in the Transaction Agreement, the Transaction Agreement is hereby amended in order to permit the following to occur:

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          (a)  The sale by or on behalf of the LTBM Trustees of all of the remaining 2,466,402 LTBM Released Shares at a price of Euro 7.80 per Share (less Euro 325,000 which is equal to one-half of the fee of CAL FP in the transaction) for total aggregate net proceeds of Euro 18,912,935.60. The proceeds of the sale shall be received by the LTBM Trustees (I) within three Business Days after November 29, 2002, and (II) for value no later than three Business Days after November 29, 2002. For clarity and avoidance of doubt, and notwithstanding anything to the contrary set forth in the Transaction Agreement, if the sales of the LTBM Released Shares described in this Section 1(a) are not completed on November 29, 2002, the term of the JHM Option shall not be extended until May 16, 2005 pursuant to Section 2.02(d) of the Transaction Agreement unless, inter alia, the Price Shortfall Protection Shares are deposited into escrow on or prior to December 6, 2002.

          (b) LTBM and the LTBM Trustees hereby authorize the deduction from the gross proceeds of such sale of Euro 325,000 and direct that such amount be paid to, or as directed by, JHM or the JHM Trustees in satisfaction of one-half of CAL FP's Euro 650,000 fee. JHM represents and warrants to LTBM and the LTBM Trustees that the fee of CAL FP is Euro 650,000.

          (c)  [intentionally blank]

          (d) The LTBM Trustees shall set aside from the LTBM Option Shares, and shall pledge to deliver to or as directed by the JHM Trustees, 2,466,402 Class A Shares (the "Set Aside Shares") solely for the benefit of the JHM Trustees to cover any losses incurred by them, directly or indirectly, on the CAL FP equity swap arrangements(the "Equity Swap") with respect to 2,466,402 Shares. Immediately upon or after suffering any such losses, the JHM Trustees shall certify the amount of such losses to the LTBM Trustees and shall then be entitled to call for the delivery and transfer of that number of Set Aside Shares necessary to compensate for such loss. For purposes of compensating for such loss, Set Aside Shares shall be valued at the Required Proceeds (as defined below). Any Set Aside Shares not required to be delivered and transferred in connection with the compensation for such losses shall be released from the obligations in this Section 1(d) immediately after the maturity date of the Equity Swap. The number of Class A Shares comprised within the LTBM Option Shares shall be reduced (i) prior to the maturity date of the Equity Swap by the number of the Set Aside Shares and (ii) after the maturity date of the Equity Swap by the number of the Set Aside Shares which are required to be delivered and transferred to or as directed by the JHM Trustees pursuant to this
Section 1(d) (i.e. Set Aside Shares which are released from the obligations in this Section 1(d) are reinstated as LTBM Option Shares).

     The number of Set Aside Shares which the JHM Trustees shall be entitled to call for the delivery of (the "Delivered Set Aside Shares") shall be determined by reference to the per Share cash required to be paid to CAL FP (the "Required Proceeds") on the maturity date of the Equity Swap and the price which is achieved in the market on the maturity date on the sale of the relevant number of Set Aside Shares (the "Achieved Price per Share") on the following basis: (i) if the Achieved Price per Share on the maturity date is at or above Euro 7.80 per Share plus interest at 6.0% per annum, compounded annually, from November 29, 2002 to the maturity date

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(the "Interest Amount"), then the number of Delivered Set Aside Shares shall be zero; (ii) if the Achieved Price per Share on the maturity date is at or below Euro 3.90 per Share plus the Interest Amount, then the number of Delivered Set Aside Shares shall be 2,466,402; and (iii) if the Achieved Price per Share on the maturity date is between Euro 7.80 per Share and Euro 3.90 per Share in each case plus the Interest Amount, then the number of Delivered Set Aside Shares shall be calculated according to the formula:

                               2,466,402 X (A - B)
                               -------------------
                                        B

where A is equal to Euro 7.80 per Share plus the Interest Amount; and B is equal to the Achieved Price per Share on the maturity date. LTBM and the LTBM Trustees shall be entitled to substitute for any Set Aside Shares that would otherwise be Delivered Set Aside Shares at the maturity date of the Equity Swap an amount in cash that would be equal to the Achieved Price per Share in respect of such Set Aside Shares and thereafter such Set Aside Shares shall be released from the obligations in this Section 1(d). As used herein, "maturity date" means the maturity date of Equity Swap whether scheduled or upon acceleration.

     LTBM and the LTBM Trustees hereby irrevocably instruct Floscule and its successors to hold the Set Aside Shares for the benefit of the JHM Trustees or any entity designated by them pursuant to this Section 1(d) and not to, directly or indirectly, sell, transfer, pledge or otherwise encumber the Set Aside Shares except for transfers to or as directed by the JHM Trustees or any entity designated by them to satisfy the obligations set forth in this Section 1(d). LTBM and the LTBM Trustees hereby agree, after the Separation Date, (x) to procure and cause any entity that directly holds the Set Aside Shares to hold such Shares for the benefit of the JHM Trustees or any entity designated by them pursuant to this Section 1(d) and not to, directly or indirectly, sell, transfer, pledge or otherwise encumber the Set Aside Shares except for transfers to or as directed by the JHM Trustees or any entity designated by them to satisfy the obligations set forth in this Section 1(d), and (y) that such entities are hereby irrevocably instructed to transfer Set Aside Shares to or as directed by the JHM Trustees or any entity designated by them to satisfy losses upon delivery of the certificate certifying the amount of such losses to the LTBM Trustees in accordance with this Section 1(d).

          (e)  In the event that not all of the Shares referred to in
Section 1(a) above are sold on or before November 29, 2002, the LTBM Trustees and the JHM Trustees shall on December 6, 2002 deliver irrevocable instructions to Floscule to permit any remaining balance of the LTBM Released Shares to be pledged during the period from December 6, 2002 until the March Sale Date to secure the borrowing of funds by the LTBM Trustees and the distribution of those funds to LTBM for such period (but without prejudice to the rights of JHM and the JHM Trustees pursuant to Section 2.03(e)(ii) of the Transaction Agreement).

          (f) In consideration of certain undertakings by JHM and the JHM Trustees to Wendel Investissement to facilitate the transactions contemplated by this Amendment and in consideration of the potential reduction in LTBM Option Shares resulting from the pledge arrangements described in Section 1(d) above, LTBM and the LTBM Trustees hereby grant to

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the JHM Trustees an option to purchase, at an exercise price of one Euro cent
(Euro 0.01) per share, up to 500,000 Class A Shares (subject to adjustment for stock splits, stock consolidations and stock dividends). Such option shall be exercisable on or immediately prior to the exercise of the JHM Option or, if the JHM Option expires without exercise, upon such expiration or within 30 days thereafter. The number of Class A Shares for which such option is exercisable shall be 500,000 unless, pursuant to Section 1(d) above, any Delivered Set Aside Shares shall have been used to satisfy losses on the Equity Swap. If any Delivered Set Aside Shares have been used to satisfy such losses, then the number of shares for which the option described in this Section 1(f) is exercisable shall be determined as follows:

        500,000 X (1 - (Delivered Set Aside Shares DIVIDED BY 2,466,402))

          The number of Class A Shares comprised within the LTBM Option Shares (as reduced pursuant to Section 1(d) above) shall be further reduced by the number of Class A Shares over which the option contained in this Section 1(f) is exercised. The JHM Trustees shall be entitled from time to time to sell such Shares subject to the same restrictions as provided in Section 2.06(c) of the Transaction Agreement.

     2. AMENDMENTS TO THE TRANSACTION AGREEMENT GENERALLY. Notwithstanding anything to the contrary set forth in the Transaction Agreement, the Transaction Agreement is further amended as follows:

          (a) Upon the sale of all of the LTBM Released Shares in accordance with Section 1(a) above, the Fulfillment of the LTBM Released Shares Sale Condition shall be deemed to have been satisfied as of the date of such sale of the LTBM Released Shares.

          (b) Neither LTBM nor the LTBM Trustees shall take any action, or omit to any action, which would have the effect of preventing the sales set forth in
Section 1(a) from occurring.

          (c) The figure of 19,165,307 Shares referred to in the penultimate sentence of Section 2.05(d)(ii) of the Transaction Agreement shall be replaced by the figure of which is 19,165,307 Shares less the reductions to the LTBM Option Shares determined pursuant to Sections 1(d) and 1(f) above.

          (d) Immediately following Section 2.05(d)(iv) of the Transaction Agreement, a new Section 2.05(e) shall be added as follows:

          "(e) JHM, the JHM Trustees, LTBM and the LTBM Trustees agree that, beginning on the Separation Date and continuing so long as JHM, the JHM Trustees and Eric Teyssonniere de Gramont, either directly or indirectly, own more Class B Shares than LTBM and the LTBM Trustees, then JHM, the JHM Trustees and Eric Teyssonniere de Gramont, or any entity that then holds their Shares, shall be the Majority Holder and shall be entitled to direct Wendel to vote

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          its Shares in accordance with the instructions of the Majority Holder as set forth in the Shareholders' Agreement. LTBM and the LTBM Trustees agree that the directions of such Majority Holder represent the instructions of the Floscule Group and that Wendel, in following such directions, shall be entitled to rely on this provision as fully as if Wendel were a party hereto."

     3. NO FURTHER AMENDMENTS. All other provisions of the Transaction Agreement not amended or supplemented as set forth above remain in full force and effect unamended as of the date hereof.

     4. EFFECTIVENESS. This Amendment A will take effect (a) as to LTBM or JHM, when each of them has signed this Amendment A, (b) as to the LTBM Trust, when the LTBM Trustees have signed this Amendment A and (c) as to the JHM Trust, when the JHM Trust has signed this Amendment A. Each of LTBM and JHM agrees to use commercially reasonable best efforts to have their respective trustees sign this Amendment A as promptly as possible (i.e. within 24 hours of JHM's and LTBM's signing). This Amendment A may be signed in counterparts, all of which, taken together, shall constitute one and the same agreement.

     5.   [intentionally blank]

     6. OBLIGATIONS. In addition, the parties understand and agree that each of the LTBM Trustees and the JHM Trustees (the "TRUSTEES") has entered into this Amendment A solely in its capacity as trustee of the respective trust of which it is trustee and the obligations of such Trustee hereunder are subject to the provisions of such trust. Notwithstanding any other provision of this Amendment A or the Transaction Agreement, any and all liabilities of the Trustees created by this Amendment A or the Transaction Agreement shall be limited to the extent such liability can be met from and out of the funds or other property from time to time subject to the trusts of the respective trusts and, accordingly, the obligations of, and rights against, the Trustees under this Amendment A or the Transaction Agreement and any and all liability of the Trustees that may otherwise arise in connection with this Amendment A or the Transaction Agreement and the matters contained in this Amendment A or the Transaction Agreement shall be performed, satisfied and paid only out of, and enforced only against and recourse under this Amendment A or the Transaction Agreement shall be had only against, the funds and or other property from time to time subject to the trusts contained in the respective trust deeds.

7. IRREVOCABLE INSTRUCTIONS. Each of the undersigned hereby irrevocably authorizes and directs Floscule, Banita SA, their applicable successor entities, TMF and each of its and their directors, officers, employees, agents and representatives (collectively, "TMF") to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, advisable or appropriate as is necessary or desirable to cause Floscule, Banita SA and their applicable successor entities, as the case may be, to:

     (1) transfer and pledge Shares and deliver funds in accordance with the provisions of this Agreement;

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     (2)  to enter into an equity swap transaction with Credit Agricole Lazard
          Financial Products Bank ("CAL FP"), PROVIDED, HOWEVER, that all rights and obligations related to such equity swap transaction shall be assigned to the companies indirectly owned or controlled by JHM or the JHM Trustees in the de-merger of Floscule;

     (3) to pledge Class A shares and/or Class B shares to CAL FP to secure certain obligations of Floscule to CAL FP, PROVIDED, HOWEVER, that all rights and obligations related to such pledge shall be assigned to the companies indirectly owned or controlled by JHM or the JHM Trustees in the de-merger of Floscule and PROVIDED FURTHER, that the terms of such pledge contain the provisions required by Section 2.07(b) of the Transaction Agreement;

     (4) to pledge certain of its rights to Wendel and to guarantee certain rights of Wendel under the equity swap transaction with CAL FP, PROVIDED, HOWEVER, that all rights and obligations related to such pledge shall be assigned to the companies indirectly owned or controlled by JHM or the JHM Trustees in the de-merger of Floscule.

     Any action taken or caused to be taken pursuant to this Section 7 shall be Released Matters (as defined in Section 5.04 of the Transaction Agreement) and the provisions of Section 5.04 of the Transaction Agreement shall apply with equal force and effect to such actions.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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          [SIGNATURE PAGE TO AMENDMENT A TO THE TRANSACTION AGREEMENT]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment A as of the day and year first above written.


                              /s/ Louise T. Blouin MacBain
                              ----------------------------------------
                              Louise T. Blouin MacBain


                              LEO TRUST

                              By: Rothschild Trust Guernsey Limited, Trustee


                              By: /s/ John Etheridge
                                 -------------------------------------
                              Name: John Etheridge
                              Title: Authorized Signatory

                              /s/ John H. MacBain
                              ----------------------------------------
                              John H. MacBain


                              THE JACTMAC MEDIA TRUST

                              By: Codan Trust Company Limited, Trustee


                              By: /s/ Craig MacIntyre
                                 -------------------------------------
                              Name: Craig MacIntyre
                              Title: Director


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